As filed with the Securities and Exchange Commission on August 11, 2009

Registration No. ______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Euronet Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-2806888 (I.R.S. Employer Identification No.)

4601 College Boulevard, Suite 300 Leawood, Kansas (Address of Principal Executive Offices)	66211 (Zip Code)

Euronet Worldwide, Inc. 2006 Stock Incentive Plan

(Full title of the plan)

Michael J. Brown

Chairman and Chief Executive Officer

Euronet Worldwide, Inc.

4601 College Boulevard, Suite 300

Leawood, Kansas 66211

(913) 327-4200

(Name, address and telephone number of agent for service)

Copies to:

Jeffrey B. Newman Executive Vice President, General Counsel & Secretary Euronet Worldwide, Inc. 13825 Cerritos Corporate Drive Cerritos, CA 90703 (562) 345-2664	John A. Granda, Esq. Stinson Morrison Hecker LLP 1201 Walnut Kansas City, Missouri 64106 (816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐
Non-accelerated filer (do not check if smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to	Proposed	Proposed	Amount of
registered	be registered	maximum offering	maximum aggregate	registration
	(1)	price per share (2)	offering price (2)	fee

Common Stock,	5,556,534	$21.86	$121,465,833	$6,778
$0.02
Par value per share
Preferred Share	5,556,534	(4)	(4)	(4)
Purchase Rights (3)

(1) Pursuant to Rule 416(a), this amount also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of the Common Stock as quoted on the Nasdaq Global Select Market on August 5, 2009.

(3) Each share of Common Stock to be registered includes one associated preferred share purchase right issued pursuant to a Rights Agreement dated March 21, 2003, between the Registrant and EquiServe Trust Company, N.A., as amended.

(4) No separate consideration is payable for the preferred share purchase rights. Therefore, the registration fee for such securities is included in the registration fee for the Common Stock.

_____________________________________________________________________________________

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Euronet Worldwide, Inc. (the "Registrant"), to register an additional 5,556,534 shares of the Registrant's Common Stock, par value $0.02 per share (the "Common Stock") and associated preferred stock purchase rights, which may be issued pursuant to awards under the Euronet Worldwide, Inc. 2006 Stock Incentive Plan (the "Plan").

Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this registration statement the entire contents of, including all documents incorporated by reference or deemed incorporated by reference into, its registration statement on Form S-8 (File No. 333-136485) filed with Securities and Exchange Commission (the "Commission") on August 10, 2006 with respect to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

1.

The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including portions of the Registrant's Annual Proxy Statement filed April 14, 2009 that are incorporated by reference therein;

2.

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2008;

3.

The description of the Registrant's Common Stock contained in the registration statement on Form 8-A/A, filed on November 24, 2004 with the Commission pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description; and

4.

The description of the Registrant's preferred stock purchase rights contained in the registration statement on Form 8-A/A, filed on November 24, 2004 with the Commission pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this

Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law of the State of Delaware (the "DGCL"), the Registrant's Certificate of Incorporation provides its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL gives the Registrant the power, subject to certain conditions and limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Article Eighth of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent permitted by Section 145 of the DGCL, as it may be amended from time to time.

The Registrant maintains insurance for the benefit of its directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements supplement existing indemnification provisions of the Registrant's Certificate of Incorporation and Bylaws and, in general, provide for indemnification of and advancement of expenses to the indemnified party, subject to the terms and conditions provided in the indemnification agreement. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification.

Item 8. Exhibits.

See the Exhibit Index hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on this 10th day of August, 2009.

EURONET WORLDWIDE, INC.

By:	/s/ Michael J. Brown
Michael J. Brown Chairman of the Board of Directors, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael J. Brown and Rick L. Weller, each of them, the undersigned's true and lawful attorneys-in-fact and agents with full power of substitution for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael J. Brown	Chairman of the Board of	August 10, 2009
Michael J. Brown	Directors, Chief Executive Officer
and Director (Principal Executive
Officer)

/s/ Rick L. Weller	Chief Financial Officer and	August 10, 2009
Rick L. Weller	Chief Accounting Officer
(Principal Financial and
Accounting Officer)

/s/ Paul S. Althasen	Executive Vice President	August 10, 2009
Paul S. Althasen	and Director

/s/ M. Jeannine Strandjord	Director	August 10, 2009
M. Jeannine Strandjord

/s/ Andzrej Olechowski	Director	August 10, 2009
Andzrej Olechowski

/s/ Eriberto R. Scocimara	Director	August 10, 2009
Eriberto R. Scocimara

/s/ Andrew B. Schmitt	Director	August 10, 2009
Andrew B. Schmitt

EXHIBIT INDEX

The following Exhibits are filed herewith or incorporated by reference herein as part of this Registration Statement.

Exhibit Number	Description

4.1

Rights Agreement, dated as of March 21, 2003, between Euronet Worldwide, Inc. and EquiServe Trust Company, N.A. (filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 24, 2003, and incorporated by reference herein)

4.2

First Amendment to Rights Agreement, dated as of November 28, 2003, between Euronet Worldwide, Inc. and EquiServe Trust Company, N.A. (filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on December 4, 2003, and incorporated by reference herein)

5.1	Opinion of Stinson Morrison Hecker LLP

23.1	Consent of KPMG LLP

23.2	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page hereto)

99.1	Euronet Worldwide, Inc. 2006 Stock Incentive Plan (filed as Appendix 1 to the Registrant's Definitive Proxy Statement on Schedule 14A filed on April 14, 2009, and incorporated by reference herein)